Exhibit 10.01

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

Amendment dated as of January 29, 2007 (this “Amendment”) to the Employment Agreement dated April 1, 1999 and amended on August 1, 2001, October 22, 2001 and May 12, 2005, by and between IDT Corporation (the “Company”) and James A. Courter (the “Executive”) (collectively the “Agreement”).

WITNESSETH

WHEREAS, the Company and Executive desire to modify the terms and conditions of the Agreement on the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 2 of the Agreement is replaced in its entirety by the following language:

“2. Term. This Agreement is for the three (3) year period (the “Term”) commencing on October 21, 2006, and terminating on the third anniversary of such date, or upon the Executive’s earlier death or other termination of employment pursuant to Section 7 of the Agreement; provided, however, that the term shall automatically be extended for one additional year beyond its otherwise scheduled expiration of the initial term on October 21, 2009 or each and any anniversary thereafter unless, not later than ninety (90) days prior to October 21, 2009 or any applicable anniversary thereafter, either party hereto shall have notified the other party in writing that such extension shall not take effect.”

All of the other terms and conditions of the Agreement and Amendments remain unchanged by this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Executive has signed this Amendment as of the date first above written.

IDT CORPORATION

/s/ Ira A. Greenstein
Ira A. Greenstein, President

EXECUTIVE

/s/ James A. Courter
James A. Courter